Exhibit 10.18
April 10, 2006
Coconut Palm Acquisition Corp.
595 South Federal Highway, Suite 600
Boca Raton, FL 33432
Attention: Richard C. Rochon
Ladies and Gentlemen:
     This letter is to supplement the engagement letter dated March 3, 2006 (the “Letter”) between Morgan Joseph & Co. Inc. (“MJ”) and your Company (the “Company”) in connection with the possible acquisition directly or through an affiliate, of substantially all of the assets or stock of an initial platform company. The Company has additionally requested that MJ serve as its exclusive financial advisor in connection with the possible acquisition (the “Transaction”) of substantially all of the assets or stock of Equity Broadcasting Corporation (“EBC”). In that connection, MJ will:
     (i) familiarize itself to the extent it deems appropriate and feasible with the business, operations, properties, financial condition, management and prospects of EBC, it being understood that MJ shall, in the course of such familiarization, rely entirely upon information as may be supplied by the Company and by EBC without independent investigation;
     (ii) if requested, advise and assist the Company with respect to the Transaction in developing a general negotiating strategy, including (x) the possible price or price range that might reasonably be offered by the Company, (y) the nature and terms of the consideration to be offered for EBC and (z) other terms and conditions in connection with the Transaction;
     (iii) advise and assist management of the Company in making appropriate presentations to the board of directors of the Company concerning the Transaction, if requested by the Company;
     (iv) if requested, participate in the negotiations with EBC with respect to the Transaction; and
     (v) render such other financial advisory and investment banking services as may from time to time be agreed upon by MJ and the Company.
     If during the term of this engagement or within twelve months after the termination of MJ’s engagement hereunder the Transaction is consummated, then MJ shall be paid a cash fee at the closing of such Transaction, in addition to any fees payable under the Letter, equal to $250,000.

April 10, 2006

     At the request of the Company, MJ will undertake a study to enable it to render its opinion with respect to the fairness from a financial point of view of the consideration proposed to be paid by the Company in connection with the Transaction, subject to the execution of a separate engagement letter which will provide for an opinion fee of $500,000 payable at such time as MJ delivers the opinion to the Board of Directors of the Company.
     The fees payable to MJ as a result of the Transaction as defined herein shall not be reduced by, nor reduce, any amounts payable or paid to MJ pursuant to the Letter.
     In addition to any fees payable hereunder, MJ shall be reimbursed by the Company on a monthly basis for its out-of-pocket expenses (including legal fees and disbursements) in connection with this engagement without regard to whether the Transaction is consummated.
     No other provisions of the Letter will be affected, including the indemnification provisions set forth in the Schedule A attached thereto.
     Please confirm that the foregoing is in accordance with your understandings and agreements with MJ by signing and returning to us the duplicate of this letter enclosed herewith.

Very truly yours, MORGAN JOSEPH & CO. INC.
By:	/s/ Roger T. Briggs, Jr.
Roger T. Briggs, Jr.
Vice Chairman

CONFIRMED AND AGREED: COCONUT PALM ACQUISITION CORP.
By:	/s/ Richard C. Rochon
Richard C. Rochon
Chairman and Chief Executive Officer